                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. 1) *
                                         --------


                             BRINKER INTERNATIONAL
                             ---------------------
                               (NAME OF ISSUER)


                                 COMMON STOCK
                                 ------------
                        (TITLE OF CLASS OF SECURITIES)


                                   109641100
                                   ---------
                                (CUSIP NUMBER)

Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a pervious statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect of the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provides in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).
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- -----------------------                                  ---------------------
  CUSIP NO. 109641100                   13G                PAGE 2 OF 5 PAGES
- -----------------------                                  ---------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON: HARRIS BRETALL SULLIVAN & SMITH INC.
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 94-1737676



- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

- ------------------------------------------------------------------------------
      SEC USE ONLY
 3


- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      CALIFORNIA

- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,427,102

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,697,258

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,697,258

- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      2.38%

- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO, IA

- ------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


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                                                                     Page 3 of 5

ITEM 1.

      a)   Name of Issuer:
           ---------------

           Brinker International

      b)   Address of Issuer's Principal Executive Officers:
           -------------------------------------------------
           6829 LBJ Freeway
           Dallas, Texas  75240
ITEM 2.

      a)   Name of Person Filing:
           ----------------------

           Harris Bretall Sullivan & Smith, Inc.

      b)   Address of Principal Business Office or, if none, Residence:
           ------------------------------------------------------------

           One Sansome Street, Suite 3300
           San Francisco, CA 94104

      c)   Citizenship:
           ------------

           Harris Bretall Sullivan & Smith, Inc. is a California corporation.

      d)   Title of Class of Securities
           ----------------------------

           Common Stock

      e)   CUSIP Number
           ------------

           109641100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     a)    [_] Broker or Dealer registered under Section 15 of the Act.

     b)    [_] Bank as defined in section 3(a)(6) of the Act

     c)    [_] Insurance Company as defined in section 3(a) (19) of the act

     d) [_] Investment Company registered under section 8 of the Investment Company Act

     e)    [X] Investment Adviser registered under section 203 of the
               Investment Advisers Act
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                                                                     Page 4 of 5

     f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(f)

     g) [_] Parent Holding Company, in accordance with 240.13d-1(b)(ii)(G) (Note: See Item 7)

     h)    [_] Group, in accordance with Section 240.13d1-(b)(1)(ii)(H)

ITEM 4.    OWNERSHIP

     a)    Amount Beneficially Owned:     1,697,258
           --------------------------

     b)    Percent of Class:    2.38%
           -----------------

     c)    Number of shares as to which such person has:
           ---------------------------------------------

            i)  sole power to vote or to direct the vote:  1,427,102

           ii)  shared power to vote or to direct the vote:  0

          iii)  sole power to dispose or to direct the disposition of:
                1,697,258

           iv)  shared power to dispose or to direct the disposition of:  0

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not Applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not Applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not applicable
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                                                                     Page 5 of 5

ITEM 10   CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 1995

                         HARRIS BRETALL SULLIVAN & SMITH, INC.



                         BY   /s/ HENRY B. DUNLAP-SMITH
                              ---------------------------------
                              Henry B. Dunlap-Smith
                              Executive Vice President